EXHIBIT 99.1

United-Guardian Increases Semi-Annual Dividend

HAUPPAUGE, N.Y., Nov. 25, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that on November 22nd its Board of Directors declared a $0.50 per share cash dividend, payable on December 20, 2013 to all stockholders of record on December 6, 2013. This will be the 18th consecutive year that the company has paid a year-end dividend, and brings the total dividends paid this year to $0.97, an increase of 13% over the two regular dividends paid in 2012.

Ken Globus, President of United-Guardian, stated, "We are confident that we will end this year with record profits, especially now that our principal pharmaceutical product, Renacidin® Irrigation, is back on the market after being unavailable for over a year. With a new single-dose bottle of Renacidin under development, which could significantly increase our revenue from that product in the future, we anticipate that sales and earnings will continue to be strong. The Board also believes that we have more than enough reserve capital to fund the many development projects in which the company is engaged at the present time. Accordingly, the Board decided that increasing our year-end dividend would be in the best interests of the company's stockholders. We are very pleased to once again be able to share our continued success with our shareholders."

United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900